UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2005

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Explanatory Note

Pinnacle Entertainment, Inc. (the “Company”) is filing this Amendment No. 1 to its Current Report on Form 8-K filed with the Securities and Exchange Commission on September 23, 2005 (the “Prior Form 8-K”), to update certain disclosures included therein under Item 2.06.

Item 2.06.	Material Impairments.

As previously reported in the Prior Form 8-K, on September 23, 2005, the Company’s management concluded that the Company would record an impairment charge under generally accepted accounting principles with respect to the casino barge at the Company’s Biloxi, Mississippi facility (“Casino Magic Biloxi”). At the time the Prior Form 8-K was filed, the Company was not able to estimate the amount of the impairment charge or the amount of the impairment charge that would result in any future cash expenditures.

On November 7, 2005, based on its analysis to date, the Company’s management determined that an initial impairment charge of $56.5 million and a corresponding insurance receivable would be recorded in the Company’s financial statements for the quarter ended September 30, 2005 for certain property and equipment at Casino Magic Biloxi. The amount of the impairment charge will not be finalized until the Company has completed its assessment of the remaining assets at Casino Magic Biloxi. The Company anticipates recording additional impairment charges in the future as a more detailed assessment of the remaining assets is completed, including the hotel and its contents, which charge will be offset by an insurance receivable to the extent applicable. The impairment charge and the corresponding insurance receivable bear no relationship to the insurance claims which the Company has submitted or will likely submit with respect to the damage at Casino Magic Biloxi; rather, the impairment charge and its related insurance receivable relate to the net book value of the assets that were impaired. The Company has not made a determination as to the amount of the impairment charge that would result in any future cash expenditures but expects that future cash expenditures used in rebuilding the Biloxi facility or replacing it elsewhere will be at least equal to the amount of the aggregate impairment charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: November 14, 2005	By:	/s/ STEPHEN H. CAPP
Stephen H. Capp Executive Vice President and Chief Financial Officer